Consultants to Corporate Leaders

June 25, 2007

Christopher Tirotta, MD, MBA
Chief Executive Officer
American Scientific Resources
83 South Putt Corners Road
New Paltz, NY 12561-0819

Re:	American Scientific Resources Marketing & Public Relations Proposal to support Fund Raising initiative.

Dear Dr. Tirotta:

Thank you for retaining Elizabeth Bayles Associates’ (EBA) services to represent American Scientific Resources (ASFX) in connection with the launch of a marketing and public relations initiative to ensure the success of fund raising activities in the United States.

Our plan will reinforce ASFX’s commitment to strategically strengthen the image and reputation of the Company with key stakeholders pivotal to its success, such as retail consumers, investors and media.

As ASFX has limited budget, we have crafted what we believe is the best approach over the short term for the maximum return on investment, by emphasizing initiatives that will benefit ASFX, and establish the Company for additional activities in 2008.

This letter sets forth the terms and conditions of our representation.

1.	Goals & Communications Objectives

Announce the launch of the Kidz-Med Thermofocus, addressing the significance of the first no contact clinical thermometer in the world, and position it as a luxury item, as the Rolls Royce of thermometers for children and also for adults in the retail consumer marketplace.

National exposure on a consistent basis will reassure current investors and elicit interest from new retail consumers and investors.  The overriding focus will be to:

•	Build the value of the ASFX brand and a steadily increasing stream of retail consumers.
•
Raise greater public awareness of ASFX and demonstrate unique aspects of KiDz-Med Thermofocus and other related products/brands such as the pacifier that dispenses medicine, including quotes from leading physicians such as Dr. Catia E. Osio- University of Milan II De Marchi Pediatric Clinic.

•	Put ASFX at the forefront of innovative pediatric products on a consistent basis to reassure current investors and elicit interest from new retail consumers and investors.
•
Generate media interest and coverage of ASFX in TV segments, and ensure inclusion in appropriate articles including round-up features of related topics in newspapers, consumer magazines and on premier medical and gift shopping websites, including WebMD and gifts.com.

2.	Strategy

Budget spent on marketing and public relations will be best utilized by maximizing existing resources to disseminate information about ASFX, then capture and retain the interest of those who come into contact with the Company.  As such, we recommended the following strategic approach:

•	Press Release & Media Outreach: Includes development of media lists; Writing and edits; distribution and follow up phone calls with select media outlets

•
Trends-based Story & Media Outreach: Refinement and customization of story angles (approx 5 variations); help identify physician spokesperson candidates, and develop local angles; write a media advisory and support materials for adaptation in each market: conduct media outreach.  Assumes 5 markets

•	Angles & Message Development: Interview 2 -3 physicians and/or Mothers, draft key ASFX messages specific to the Kidzmed Thermofocus for use with media; outline and vet potential story angles

•	TV Public Service Announcements: Includes writing and edits; distribution and coordination with vendor and spokespersons, script edits

•	Materials and Counsel: Includes consultation on web-site and search engine optimization.

3.	Media Outreach Criteria

To provide Tier-A health care reporters with the most comprehensive education about the societal impact of the KiDz-Med Thermofocus. This approach serves the dual purpose of enticing writers to cover pediatric medicine and raising awareness of the KiDz-Med Thermofocus, while positioning ASFX at the forefront as a leader in pediatric innovative healthcare products.   While the information provided through the Media Outreach may not be hard news or yield immediate coverage, it will put the Company top-of-mind with reporters as they cover new pediatric products over time.  In the shorter term, we will still work with interested reporters to develop story angles that they can continue to pursue sooner rather than later.

Sample Media Targets

We will contact Health & Medicine reporters at major and community newspapers:

•	New York Time
•	Wall Street Journal
•	LA Time

•	Philadelphia Inquirer
•	USA Today
•	Business Week
•	Newsweek
•	Time Magazine
•	Fortune Magazine
•	Forbes Magazine, Forbes (Forbes.com)
•	Reuters Health
•	Good Housekeeping
•	Redbook
•	Ladies’ Home Journal
•	Self
•	Parade
•	Woman’s Day, Parenting

And freelance health writers and appropriate trade publications.

Sample Media Markets

(1)	Miami & Palm Beach - approximately 60 hours
(2)	New York City & Scarsdale - approximately 60 hours
(3)	Los Angeles & Santa Barbara & Orange County- approximately 60 hours
(4).	Connecticut -approximately 20 hours
(5)	Michigan –approximately 50 hours
(6)	Dallas/Ft Worth – approximately 40 hours
(7)	Boston – approximately 30 hours

4.	Budget Estimate

Activity	Fees/OOPs
Press Release & Media Outreach:	$22,000
Trends-based Story & Media Outreach:	$19,000
Angles & Message Development:	$12,000
TV PSA - materials and Counsel:	$3,000
$56,000

Activity	Hours	Fees	Month	Total
Boston:	30x $175.00	$5,250	July/August	$5,250	(7)
Connecticut	20x $175.00	$3,500	June/July	$8,750	(4)
Chicago:	50 x $175.00	$8,750	July/August	$17,500	(5)
Dallas/Ft Worth:	40 x $175.00	$7000	July/August	$24,500	(6)
Los Angeles:	60 x $175.00	$10,500	June/July	$35,000	(3)
Miami	40 x $175.00	$7000	June/July	$42,000	(1)
New York	40 x $175.00	$7,000	June/July	$48,000	(2)
Scarsdale	20 x $175.00	$3,500	June/July	$51,500	(2)
Palm Beach	20 x $175.00	$3,500	June/July	$56,000	(1)
	320 hours	$56,000		(approx. $8K
				per market)

This overview and budget estimate is based upon the ASFX information provided to date. Hours listed are approximate only.  Fees are in line with Elizabeth Bayles Associates’ discounted rates for ASFX, based upon seven (7) markets and activity.  It does not include a contingency for additional market support, such as PR around other top richest states in the USA: Colorado, Michigan, New Jersey, Ohio, Maryland, Minnesota, Missouri Pennsylvania, Tennessee, Washington, Arizona, Delaware, Kansas, Kentucky, Oklahoma and Virginia.

5.	Terms

ASFX will engage EBA for a period of four months commencing on June 27, 2007 and terminating on October 27, 2007.  Consulting services will be billed at $175 per hour and would entitle ASFX to 320 hours of consulting.   This calculation is based on previous Media Outreach Criteria, while working on other assignments.  Projected consulting hours per market are as follow: Boston x: 30 (7) Connecticut x 20 (4) Chicago x 30 (5) Dallas/Ft Worth x 50 (6) Los Angeles x 60 (3) Miami x 40 (1) New York x 40 (2) Scarsdale x 20 (2) Palm Beach x 20 (1)

6.	Consulting Fees

ASFX will compensate EBA with shares of restricted stock of the Company as is equal to the monthly cash fee, rounded to the nearest whole share.  The total cost (excluding direct approved out-of-pocket expenses), for the four month trial period will be: 100,000 shares of restricted common stock of American Scientific Inc. (ASFX), and 100,000 warrants, exercisable for 5 years at $1.00 per share.

The restricted shares payment of this agreement shall be paid as follows: 50,000 shall be paid upon execution of this document and 50,000 paid at the end of the initial timeframe (90 days) from the execution date. The 100,000 warrants will be issued at the end of the initial timeframe (90 days) from the execution date.

All restricted shares of common stock will be valued at par value for the purpose of income declaration.

The restricted shares issued to Elizabeth Bayles-Jordan will have piggyback registration rights, and will be included in any registration that ASFX prepares during the next 12 months. In the event ASFX does not file a registration statement, the restricted shares are eligible for sale pursuant to Rule 144. ASFX agrees to provide a legal opinion letter to remove stock restrictions upon presentation by Elizabeth Bayles Jordan of those restricted shares at the time allowed under Rule 144.

If the assignment should require additional time to bring each market to satisfactory completion, Elizabeth Bayles-Jordan will notify Dr. Christopher Tirotta in advance in writing.  If the assignment should require less time to bring each market to satisfactory completion, Elizabeth Bayles Jordan will notify Dr. Christopher Tirotta in writing and will carry the outstanding balance forward to the next month.   At the end of each month, EBA will provide a project assessment report to ASFX.

7.	Out of Pocket Expenses.

ASFX will reimburse EBA for all necessary and reasonable out-of-pocket expenses up to $200.00 each month (without prior written approval) such as the cost of  telephone calls, facsimiles, Federal Express, stamps, photocopies, messengers and all other incidentals, which EBA will incur in the performance of the services to be provided to ASFX.    Upon successful completion of the four month assignment, EBA will provide a final project assessment report to ASFX.

8.	Relationship; Taxes; Authority

ASFX and EBA acknowledge and agree that EBA shall perform the services as an independent contractor and not as an employee or agent of ASFX.   EBA will file its own tax returns on the basis of EBA’s status as an independent contractor for the reporting of all income and other taxes due and owing on the consideration received by EBA under this Agreement and that EBA is responsible for the payment of such taxes to the extent such taxes have not been previously withheld by ASFX pursuant to Section 2(d) above.

9.	Termination.

ASFX and EBA may terminate this Agreement at any time, for any reason, by giving thirty (30) days written notice to the other party.

Please be advised that your signature below indicates ASFX informed consent to be represented by EBA. If the foregoing correctly reflects the ASFX understanding of the terms and conditions of EBA’s representation please indicate your acceptance by executing this letter and faxing and/or e-mailing it back to me.

Sincerely,

By: Elizabeth Bayles-Jordan	By: Christopher Tirotta, MD, MBA

Elizabeth Bayles Jordan	Christopher Tirotta, MD, MBA
Elizabeth Bayles Associates	American Scientific Resources
223 East 61st Street	83 South Putt Corners Road
New York, NY 10021	New Paltz, NY 12561-0819